Exhibit 10.2

EXECUTION VERSION

October 31, 2022

Michael R. Minogue

c/o last address on file with the Company

Dear Michael:

Reference is made to the Employment Agreement, dated as of April 5, 2004 (as amended through the date hereof, the “Employment Agreement”), by and between ABIOMED, Inc., a Delaware corporation (the “Company”) and Michael R. Minogue (the “Executive”), the Change of Control Agreement, dated as of April 5, 2004 (as amended through the date hereof, the “CIC Agreement”), by and between the Company and the Executive, and the Agreement and Plan of Merger, dated as of October 31, 2022 (the “Merger Agreement”), by and among Johnson & Johnson, a New Jersey corporation (“Parent”), Athos Merger Sub, Inc., a Delaware corporation and the Company. Capitalized terms used but not defined in this letter agreement (this “Agreement”) shall have the meanings ascribed to them in the Merger Agreement.

1. Effectiveness. This Agreement shall become effective upon effectiveness of the Merger Agreement; provided, however, that this Agreement is expressly contingent upon the Closing and in the event the Closing is not completed for any reason, this Agreement shall be null and void ab initio.

2. Amendment to Section 6 of the CIC Agreement. The CIC Agreement shall be amended so that Section 6(d)(i)(B) of the CIC Agreement shall be deleted in its entirely and replaced with $152,636,616. The parties hereto hereby acknowledge and agree that the Executive’s employment with the Company and its Affiliates shall terminate immediately following the Closing, be treated as a termination by the Company and its Affiliates other than for Cause (as defined in the CIC Agreement), and the Executive shall receive the following payments and benefits in full satisfaction of the Company’s obligations under Section 6(d) of the CIC Agreement:

(a) all Accrued Obligations (as defined in the CIC Agreement);

(b) $152,636,616;

(c) 18 months of continued medical benefits as described in Section 6(d)(ii) of the CIC Agreement; and

(d) up to $5,000 of outplacement benefits.

3. Other Agreements. The Company and the Executive agree that:

(a) In the event that the Closing is reasonably expected to occur on or after January 1, 2023, the Company and the Executive shall reasonably cooperate with any requests by Parent to take any actions on or prior to December 31, 2022 that would reduce the amount of any excise tax incurred under Section 4999 of the Code with respect to any payments or benefits to which the Executive is entitled.

(b) For the period beginning on the Closing and ending on the four month anniversary of the Closing, the Executive shall remain reasonably available to provide consulting and other transition-related services at the reasonable request of Parent. The Executive acknowledges and agrees that he shall not be entitled to any additional compensation in respect of the foregoing services and that any existing confidentiality covenants between the Executive and the Company shall apply to any information the Executive receives from Parent, the Company or any of their respective Affiliates in connection with the foregoing services.

4. Restrictions Prior to Closing. The Executive and the Company agree that, prior to the Closing, none of the Employment Agreement, the CIC Agreement or this Agreement shall be amended, modified, replaced or terminated without Parent’s prior written consent and that Parent shall be a third-party beneficiary of this Agreement. Subject to the terms of this Agreement, the CIC Agreement shall continue in full force and effect without further amendment, revision or modification, except as otherwise set forth in this Agreement.

5. Counterparts. This Agreement may be executed in two or more counterparts (including via facsimile or pdf), each of which shall be deemed an original but all of which together shall be considered one and the same agreement.

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Very truly yours,

ABIOMED, Inc.

By:	/s/ Marc A. Began
Name:	Marc A. Began
Title:	Executive VP, General Counsel, and Secretary

Agreed and Accepted:

/s/ Michael R. Minogue
Michael R. Minogue